Exhibit 10.3

Option Exchange Agreement

This Option Exchange Agreement (this “Agreement”) is dated as of March 16, 2015 between Champions Oncology, Inc. (the “Company”) and James McGorry (the “Employee”).

WHEREAS, the Company granted the Employee stock options to purchase shares of the Company’s common stock under its 2010 Equity Incentive Plan as set forth on Schedule A attached hereto (each an “Existing Option” and collectively the “Existing Options”);

WHEREAS, the Existing Options have exercise prices per share that are significantly higher than the current market price of the Company’s common stock; and

WHEREAS, the Company wishes to offer to exchange each of the Existing Options with a new option (each a “New Option” and collectively the “New Options”) that will have an exercise price equal to the fair market value of the Company’s stock on the date of grant (which is the date hereof) in order to provide the Employee with the benefit of owning options that over time may have a greater potential to increase in value, and thus create better performance incentives for the Employee and, as a result, maximize shareholder value, and the Employee wishes to accept such offer;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

1.                  Each of the Existing Options is hereby cancelled and disposed of, and the Employee has no rights whatsoever with respect to the Existing Options.

2.                  The Company shall grant the Employee the New Options in connection with the execution of this Agreement. The New Options shall be subject to the terms of the Company’s 2010 Equity Incentive Plan and otherwise have the terms set forth in the applicable stock option agreement. Each New Option will be for a number of shares that, when combined with the New Option’s exercise price, will have the same Black-Sholes value as the corresponding Existing Option, as set forth on Schedule A. Each New Option will have the same vesting schedule and expiration date as the corresponding Existing Option.

3.                  The Employee acknowledges that he has had the opportunity to consult counsel and tax advisors prior to entering into this Agreement. The Employee acknowledges that he is aware of the Company’s business affairs and financial condition, including the risks related to the Company’s business as set forth in the Company’s filings with the Securities and Exchange Commission on Form 10-Q and Form 10-K, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to enter into this Agreement.

4.                  The Employee acknowledges and agrees that this Agreement does not affect the “at-will” nature of his employment with the Company and that his employment with the Company can be terminated by the Employee or the Company at any time, with or without notice, unless provided otherwise pursuant to any employment agreement with the Company.

5.                  This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of laws principles.

6.                  This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first indicated above.

CHAMPIONS ONCOLOGY, INC.

By:	/s/ Joel Ackerman
Name: Joel Ackerman
Title: Chief Executive Officer

/s/ James McGorry
James McGorry

Schedule A

	Existing Options		New Options
Date	Shares	Exercise Price	Shares	Exercise Price
September 3, 2013	1,000,000	$1.33	890,862	$0.41
May 20, 2014	17,875	$1.01	16,495	$0.41
Total	1,017,875		907,357